Psychemedics Corporation Announces 2009 Year End Profits

Declares Quarterly Dividend

ACTON, Mass., Feb. 23 /PRNewswire-FirstCall/ -- Psychemedics Corporation (Nasdaq: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2009.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of March 5, 2010 to be paid on March 19, 2010.  This will be the Company's 54th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2009 was $16,954,994, a decrease of 26% as compared to $22,948,604 for 2008.  Net income for the year ended December 31, 2009 was $1,527,295 or $0.29 per share, a decrease of 49% from 2008 during which the Company earned $2,968,789 or $0.57 per share.  Revenue for the fourth quarter was $4,271,340, a decrease of 11% as compared to $4,824,016 in the fourth quarter of 2008.  Net income was $546,083 or $0.10 per share, up 216% from $172,728 or $0.03 per share for the same period of 2008.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "Stating the obvious: this was a very tough year for everyone.  And so for us as well.  On the bright side, we continued to add new clients as more and more companies see our patented hair testing method as a significant cost savings tool.  However, the facts are that in 2009 most companies were laying off and not hiring.  Therefore, new business was unable to match the significant fall off in hiring across our entire client base."

Kubacki continued: "Nonetheless, again on the bright side, we remained profitable for the year 2009 – and not just marginally profitable – and we continued our unbroken string of profitability since 1993.  We were able to achieve this level of profitability because we took significant cost reduction/control actions early, and did them logically and methodically.  These included reductions in force, changes in certain benefits such as elimination of bonuses, stock grants, and 401K match for 2009.  We also implemented a reduction in base salaries for all personnel in 2009.  We were determined to remain profitable."

Kubacki concluded, "Once again, we demonstrated that Psychemedics is able to successfully weather any downturn.  The Company's balance sheet remains strong with approximately $5.8 million in cash and short-term investments and no long-term debt.  Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow.  Therefore, we are pleased to declare our fifty-fourth consecutive quarterly dividend."

Psychemedics is the world's largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics' clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

Psychemedics Corporation
Statements of Income
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2009	2008	2009	2008

Revenues	$4,271,340	$4,824,016	$16,954,994	$22,948,604
Cost of revenues	1,749,276	2,224,289	7,345,016	9,598,515

Gross profit	2,522,064	2,599,727	9,609,978	13,350,089

General & administrative	812,395	1,257,268	3,596,774	4,520,074
Marketing & selling	635,939	933,699	2,961,477	3,648,584
Research & development	113,470	112,092	467,435	474,622

Total operating expenses	1,561,804	2,303,059	7,025,686	8,643,280
Operating income	960,260	296,668	2,584,292	4,706,809
Interest income	11,154	58,073	45,320	308,034

Net income before provision
for income taxes	971,414	354,741	2,629,612	5,014,843

Provision for income taxes	425,331	182,013	1,102,317	2,046,054

Net income	$546,083	$172,728	$1,527,295	$2,968,789
Basic net income per share	$0.11	$0.03	$0.29	$0.57

Diluted net income per share	$0.10	$0.03	$0.29	$0.57

Dividends declared per share	$0.12	$0.17	$0.53	$0.66

Special dividends declared
per share	$0.00	$0.50	$0.00	$0.50

Weighted average common
shares outstanding, basic	5,197,232	5,206,158	5,193,329	5,219,141

Weighted average common
shares outstanding, diluted	5,204,611	5,215,743	5,204,767	5,245,713

Psychemedics Corporation
Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$4,840,367	$6,630,119
Short-term investments	1,006,436	--
Accounts receivable, net of allowance for
doubtful accounts of $134,282 in 2009 and
$246,462 in 2008	3,016,084	3,398,455
Prepaid expenses and other current assets	663,433	1,105,886
Deferred tax assets	253,221	449,398

Total Current Assets	9,779,541	11,583,858

Fixed Assets:
Equipment & leasehold improvements	10,912,906	10,877,479
Less accumulated depreciation	(10,381,599)	(10,047,755)

Net Fixed Assets	531,307	829,724

Deferred tax assets, long term	204,764	139,021
Other assets	86,814	75,183

Total Assets	$10,602,426	$12,627,786

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$180,784	$644,894
Accrued expenses	1,090,898	1,268,924
Deferred revenue	36,360	154,080

Total Current Liabilities	1,308,042	2,067,898

Commitments and Contingencies

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521
shares authorized, no shares issued or
outstanding	--	--
Common stock, $0.005 par value; 50,000,000
shares authorized 5,861,872 shares issued in
2009 and 5,843,068 shares issued in 2008	29,309	29,216
Paid-in capital	27,419,359	27,118,743
Accumulated deficit	(8,100,920)	(6,614,114)
Less - Treasury stock, at cost, 664,523
shares in 2009 and 647,304 shares in 2008	(10,053,364)	(9,973,957)

Total Shareholders' Equity	9,294,384	10,559,888
Total Liabilities and Shareholders' Equity	$10,602,426	$12,627,786

Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

CONTACT:  Raymond Ruddy, Vice President and Controller, Psychemedics Corporation, +1-978-206-8220, raymondr@psychemedics.com